EXHIBIT 99.1

FLAGSTONE REALIGNS MANAGEMENT TO ENHANCE US MARKET PRESENCE AND FURTHER OPTIMIZE UNDERWRITING

Gary Prestia Named Chief Executive Officer of Flagstone Representatives (US) Inc. and Chairman of Mosaic NY

Guy Swayne Named Executive Vice President of Flagstone Réassurance Suisse SA

David Flitman Named Executive Director of Global Property Underwriting

Joseph Hooks Named Chief Underwriting Officer - North America

LUXEMBOURG, Luxembourg - August 8th, 2011– Flagstone Reinsurance Holdings, S.A., (NYSE: FSR) today announced that Gary Prestia has been appointed Chief Executive Officer of Flagstone Representatives (US) Inc., and Chairman of Mosaic NY, effective September 1st, 2011. Mr. Prestia will be stepping down as Chief Underwriting Officer - North America at Flagstone Réassurance Suisse SA and underwriting responsibilities will be taken over by three other current executives.  Mr. Prestia will remain a member of Flagstone’s executive committee and will be based in New York City.

The Company also announced that Guy Swayne, currently Chief Underwriting Officer -International, has been named Executive Vice President of Flagstone Réassurance Suisse SA, with executive responsibility for underwriting in Bermuda as well as oversight of all international underwriting centers, including Lloyd’s where he currently serves as Chairman of Flagstone Syndicate Management Limited.

David Flitman, currently Chief Actuary, will also assume the newly created role of Executive Director of Global Property Underwriting, reporting directly to Mr. Swayne.  In this role Mr. Flitman will oversee the underwriting of both the North American and International property businesses, which are managed by Joseph Hooks and Jeffrey Franklin, respectively.  Mr. Hooks, currently Deputy Chief Underwriting Officer - North America, will assume the role of Chief Underwriting Officer - North America.

“Relocating Gary to New York provides an opportunity to increase and enhance our contact with our existing North American property clients and will also allow Gary to oversee the growing opportunities for our Mosaic NY operation which currently focuses on onshore energy and inland marine business.” said David Brown, Flagstone CEO.  “Gary has been instrumental in the growth of our North American business since Flagstone’s inception and will continue to be a tremendous asset as the Company continues its growth.  This move allows Gary to be closer to our clients and to concentrate fully on growing our North American book of business and overseeing our rapidly developing Lloyds’ US underwriting platforms.  We will continue to benefit from Gary’s experience, market insight, and leadership as he will remain an important participant in our high-level business strategy as well as a valuable resource on our executive committee.”

“We believe the changes in our Bermuda office represent significant enhancements to our operating approach, allowing more efficient oversight and management of our underwriting process.  Guy Swayne has been with Flagstone since its inception and has been Gary’s partner in underwriting, with responsibility for the development of the Company’s International business.  In addition to developing Flagstone’s business through his strong industry contacts, Guy has also assumed responsibility for the development of the Company’s underwriting centers outside of Bermuda, most notably in Martigny, Switzerland and at Lloyd’s.  Guy will continue to oversee these businesses in addition to his new responsibilities.”

Since near Flagstone’s inception, David Flitman has been a principal architect of Flagstone’s underwriting and portfolio management methodology and related systems.  With these systems now essentially complete, Flagstone intends to utilize Mr. Flitman’s extensive experience and technical ability in a more active underwriting role, allowing him much more direct control over the development of the Company’s risk portfolio.

David Flitman, Gary Prestia and Guy Swayne will continue to serve on the Company’s Executive Committee.

Brown added, “Flagstone is fortunate to have such highly-qualified and long-serving team members in David, Gary, Guy and Joe.   We are confident that under their leadership Flagstone will further enhance the quality and the level of services we provide to our clients.”

About Flagstone Reinsurance Holdings, S.A.

Flagstone Reinsurance Holdings, S.A., through its operating subsidiaries, is a global reinsurance and insurance company that employs a focused and technical approach to the Property Catastrophe, Property, and Specialty reinsurance and insurance businesses.

The Company is traded on the New York Stock Exchange under the symbol "FSR" and the Bermuda Stock Exchange under the symbol "FSR BH". Additional financial information and other items of interest are available at the Company's website located at http://www.flagstonere.com.

Contact:

Flagstone Reinsurance Holdings, S.A.

Brenton Slade:  +352 2 735 1515